EXHIBIT 99.1

Paramount Gold and Silver Corp. commences litigation against Klondex Mines Ltd.

Ottawa, Ontario – October 2, 2009 – Paramount Gold and Silver Corp. (NYSE/TSX:PZG) (Frankfurt: WKN: A0HGKQ) (“Paramount”) has filed a statement of claim in the Supreme Court of British Columbia, Canada (the “Statement of Claim”) naming Klondex Mines Ltd. (“Klondex”) as the defendant in connection with the termination by Klondex of the binding Letter Agreement (the “Agreement”) dated July 20, 2009 between Paramount and Klondex whereby Klondex had agreed to be acquired by Paramount on the basis of 1.45 shares of Paramount common stock for each common share of Klondex (the “Transaction”).

In the face of a hostile take over bid launched by Silvercorp Metals Inc. in July 2009 (the “Silvercorp Bid”), Klondex sought out preferable, alternate options to such bid and approached Paramount as a white knight to determine the prospect of an alternative arrangement with Paramount.   Paramount negotiated and entered into the Agreement  and proceeded in good faith towards closing the Transaction.  The Statement of Claim states that in contrast, Klondex never had any intention to close the Transaction and, after using Paramount to thwart the Silvercorp Bid, Klondex sought any way out of the Agreement and terminated the Agreement on September 24, 2009.

The Statement of Claim alleges that Klondex acted in bad faith and in breach of the Agreement and, as a result, that Paramount is entitled to the break fee of US$2.85 million as set out in the Agreement along with damages for breach of contract and, in addition, damages for malicious falsehood and defamation.

Paramount Gold and Silver Corp.

Christopher Crupi, CEO

Chris Theodossiou, Investor Relations

866-481-2233 / 613-226-9881

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including, but not limited to: the success of any action taken by Paramount; Klondex having sufficient funds available to pay the break fee and all other applicable damages sought; the impact of any other actions taken by Klondex or any third party; and the other factors described in Paramount’s Annual Report and Annual Information Form on Form 10-K for the year ended June 30, 2009 filed with the SEC available on www.sec.gov and applicable Canadian securities regulators available on www.sedar.com.  Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.